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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS



The Stockholders and Board of Directors
Jenny Craig, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-47594 and No. 33-86098) on Form S-8 of Jenny Craig, Inc. of our report dated August 18, 1999, relating to the consolidated balance sheets of Jenny Craig, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, and the related financial statement schedule, which report appears in the June 30, 1999 annual report on Form 10-K of Jenny Craig, Inc.


                                                 /s/ KPMG LLP


San Diego, California
September 27, 1999